Investors contact:
Susan Mesco
Cytogen Corporation
(609) 750-8213

Cytogen Reports Second Quarter 2007 Financial Results

PRINCETON, N.J., August 8, 2007 -- Cytogen Corporation (NASDAQ: CYTO) today reported its financial results and business highlights for the quarter and six months ended June 30, 2007.

Revenues for the quarter and six months ended June 30, 2007 were $5.2 million and $10.0 million, respectively, compared to $4.2 million and $8.6 million, respectively, for the same periods in 2006.  Cytogen’s product revenues were comprised of sales of QUADRAMET® (samarium Sm-153 lexidronam injection), PROSTASCINT® (capromab pendetide) and in the second quarter of 2007, CAPHOSOL®, an advanced electrolyte solution for the treatment of oral mucositis and dry mouth that Cytogen introduced in March 2007.

Total operating expenses for the quarter and six months ended June 30, 2007 increased to $16.8 million and $31.9 million, respectively, versus $11.0 million and $22.8 million, respectively, for the same periods in 2006, primarily due to costs associated with the launches of CAPHOSOL and SOLTAMOX™ (tamoxifen citrate).  Cytogen reported a net loss of $10.4 million, or $0.35 per diluted share for the second quarter of 2007, compared to net income of $7.2 million, or $0.32 per diluted share, for the same period in 2006.  For the six months ended June 30, 2007, Cytogen reported a net loss of $15.2 million, or $0.51 per diluted share, compared to a net loss of $460,000, or $0.02 per diluted share in the same period in 2006.  Cytogen’s financial results for 2007 were favorably impacted by a $4.0 million cash settlement in the first quarter of 2007 from a previously filed lawsuit. Cytogen’s financial results for 2006 were favorably impacted by a $12.9 million gain recognized in the quarter ended June 30, 2006 for the sale of its joint venture interest in the PSMA Development Company LLC (PDC).

“Clearly, the second quarter was highlighted by the rollout of CAPHOSOL and the strengthening of our executive management team with new commercial leadership,” said Michael D. Becker, president and chief executive officer of Cytogen. “While we remain in the early stages of introducing CAPHOSOL to the U.S. oncology market, we are encouraged by the positive patient and physician experiences with the product thus far. Oral mucositis is one of the most common, debilitating, and painful side effects of cancer therapy; however, given a historical lack of effective treatments this remains an area of serious unmet medical need.   CAPHOSOL is currently the only commercially available oral rinse backed by significant clinical data for the treatment of oral mucositis; therefore, our current challenge is to build marketplace awareness for both oral mucositis and

CAPHOSOL.  Our focus moving forward will include reallocating resources to better capitalize on what we believe is an outstanding growth opportunity for Cytogen.”

Business Highlights

•
In July 2007, Stephen A. Ross joined Cytogen as Senior Vice President of Sales and Marketing.  Mr. Ross joined Cytogen from GlaxoSmithKline (GSK) where for 15 years he progressed through positions of increasing responsibility in sales and marketing, both in the U.S. and in Europe.  Most recently, he served as Vice President, Specialist Business Units, GSK UK and was responsible for sales and marketing of GSK hospital and specialty product portfolios in the United Kingdom, which had 2006 sales of more than ₤500 million.

•
During the second quarter, Cytogen reported the presentation of promising Phase 1 data for QUADRAMET in combination with bortezomib for the treatment of multiple myeloma at the International Myeloma Workshop and positive results from three clinical trials demonstrating that QUADRAMET can be safely administered to prostate cancer patients who are also receiving the chemotherapy docetaxel at the American Society of Clinical Oncology Annual Meeting.

•	On June 29, 2007, Cytogen announced a $10.1 million capital raise through the private placement of common stock and warrants.

Marketed Products

Cytogen’s specialized sales force currently markets three therapeutic products (CAPHOSOL, QUADRAMET, and SOLTAMOX) and one diagnostic product (PROSTASCINT) to the U.S. oncology market.  QUADRAMET is a skeletal targeting radiopharmaceutical for the treatment of pain arising from cancer that has spread to the bone.  PROSTASCINT is the first and only commercial monoclonal antibody-based agent that targets prostate-specific membrane antigen (PSMA) to image the extent and spread of prostate cancer.  CAPHOSOL is an advanced electrolyte solution for the treatment of oral mucositis and dry mouth that is approved in the U.S. as a prescription medical device.  SOLTAMOX is the first liquid hormonal therapy approved in the U.S. for the treatment of breast cancer in adjuvant and metastatic settings.

Sales of QUADRAMET increased to $2.4 million for the second quarter of 2007 versus $2.0 million for the second quarter of 2006.  For the six months ended June 30, 2007, sales of QUADRAMET were $4.8 million compared to $4.2 million for the same period in 2006.

Sales of PROSTASCINT increased to $2.5 million for the second quarter of 2007 versus $2.2 million for the second quarter of 2006.  For the six months ended June 30, 2007, PROSTASCINT sales were $5.0 million compared to $4.4 million for the same period in 2006.

During the first quarter of 2007 and the third quarter of 2006, Cytogen introduced CAPHOSOL and SOLTAMOX, respectively, to the U.S. oncology market.  At the time of a new product launch, Cytogen defers revenue recognition on shipments to wholesalers until it can make reliable estimates of returns, discounts, channel inventory, and related end user demand.  Once Cytogen has sufficient data to make such estimates, the Company will recognize revenue on shipments to wholesalers.

Through June 30, 2007, Cytogen shipped $345,000 of CAPHOSOL to wholesalers, of which $234,000 were recognized as revenue for the quarter and six months ended June 30, 2007.  In contrast, during the quarter and six months ended June 30, 2007, end user demand for SOLTAMOX did not support Cytogen’s recognition of any revenues related to SOLTAMOX.

General and administrative expenses

General and administrative expenses for the second quarter of 2007 decreased to $2.4 million as compared to $2.9 million for the second quarter of 2006.  For the six months ended June 30, 2007 general and administrative expenses were $4.8 million versus $5.3 million for the same period in 2006.  The decrease in general and administrative expenses was primarily due to reduced spending in 2007 for professional fees.

Selling and marketing expenses

Selling and marketing expenses for the second quarter of 2007 increased to $9.7 million versus $4.1 million for the second quarter of 2006.  For the six months ended June 30, 2007 selling and marketing expenses were $17.8 million as compared to $8.0 million for the comparable period in 2006.  The increase in selling and marketing expenses was primarily driven by costs associated with the introductions of CAPHOSOL and SOLTAMOX.

Research and development expenses

Cytogen’s research and development expenses for the second quarter of 2007 were $1.6 million versus $1.5 million for the same period in 2006.  For the six months ended June 30, 2007 research and development expenses were $3.2 million as compared to $4.5 million for the same period in 2006.  The decrease in research and development expenses for the six months ended June 30, 2007 was attributable to preclinical expenditures for CYT-500 incurred in 2006, partially offset by the timing of development expenditures for QUADRAMET.

2007 Financial guidance

Cytogen continues to expect selling, general and administrative expenses for the full year of 2007 to be in the range of $38.0 million to $42.0 million.

Cytogen now expects research and development expenses for the full year of 2007 to be in the range of $7.0 million to $8.0 million versus its previous guidance of $9.0 million to $11.0 million. Cytogen has reduced its forecasted research and development expenses due to a strategic realignment of the Company’s research and development priorities for the remainder of 2007 to focus on projects with the greatest potential for near-term returns. To date, Cytogen’s 2007 research and development expenses have been comprised of costs associated with its three proprietary radiopharmaceuticals, QUADRAMET, PROSTASCINT, and CYT-500.  Accordingly, for the remainder of 2007 Cytogen’s research and development initiatives will focus on the publication and presentation of data from ongoing and completed studies while assessing the commercial impact of this information prior to continued investment in this area.

Given the Company’s commitment to effectively managing its resources, Cytogen’s research and development strategy incorporates an ongoing reassessment of its investments in certain radiopharmaceutical programs, the timing associated with such investments, and the associated prospects for returns in the near- and long-term.  This strategy allows Cytogen to maintain a strong forward presence in radiopharmaceuticals, while enabling it to increase its near-term focus on CAPHOSOL, particularly given the significant unmet medical need for effective treatments for oral mucositis.

Cash and cash equivalents

In July 2007, the Company completed an equity financing of $9.1 million, net of transaction costs, through the private placement of common stock and warrants.  As of June 30, 2007, Cytogen's cash and cash equivalents were $16.1 million compared to $32.5 million as of December 31, 2006.  The Company expects its existing capital resources should be adequate to fund operations and commitments into 2008.

Conference call and webcast information

Cytogen will broadcast its quarterly investor conference call live over the Internet today, August 8, 2007, beginning at approximately 4:15 p.m. eastern daylight time (EDT).  The dial-in number for the U.S. is 888-680-0892 and the dial-in number for international callers is 617-213-4858.  The pass code number is 80177585.  The event will be archived and available for replay starting approximately one hour after the call and continuing for 7 days thereafter.  The replay dial-in number for the U.S. is 888-286-8010 and the dial-in number for international callers is 617-801-6888.  The pass code number for the replay is 45118970.

The conference call will also be webcast over the internet.  The webcast can be accessed from Cytogen's website at www.cytogen.com on the “Investor Relations” page or through the following link:
https://www.theconferencingservice.com/prereg/key.process?key=PR4RYXD7L.

About Cytogen

Cytogen is a specialty pharmaceutical company dedicated to advancing the treatment and care of patients by building, developing, and commercializing a portfolio of oncology products. The Company's specialized sales force currently markets three therapeutic products and one diagnostic product to the U.S. oncology market. CAPHOSOL® is an advanced electrolyte solution for the treatment of oral mucositis and dry mouth that is approved in the U.S. as a prescription medical device. QUADRAMET® (samarium Sm-153 lexidronam injection) is approved for the treatment of pain in patients whose cancer has spread to the bone. PROSTASCINT® (capromab pendetide) is a PSMA-targeting monoclonal antibody-based agent to image the extent and spread of prostate cancer and SOLTAMOX™ (tamoxifen citrate) is the first liquid hormonal therapy approved in the U.S. for the treatment of breast cancer in adjuvant and metastatic settings. The Company is also developing CYT-500, a third-generation radiolabeled antibody to treat prostate cancer. Cytogen's product-focused strategy centers on attaining sustainable growth through clinical, commercial, and strategic initiatives.

A copy of the full prescribing information for CAPHOSOL, QUADRAMET, PROSTASCINT and SOLTAMOX, including Boxed Warnings, warnings, precautions, adverse events and other safety information may be obtained in the U.S. from Cytogen Corporation by calling toll-free 800-833-3533 or by visiting the web site at http://www.cytogen.com.  Cytogen’s website is not part of this press release.

This press release contains certain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and investors are cautioned not to put any undue reliance on any forward-looking statement. There are a number of important factors that could cause Cytogen's results to differ materially from those indicated by such forward-looking statements. In particular, Cytogen's business is subject to a number of significant risks, which include, but are not limited to: the risk of launching a new product, the risk of raising additional capital, the risk of successfully marketing its products; the risk of obtaining the necessary regulatory approvals; the risk of whether products result from development activities; the risk of shifts in the regulatory environment affecting sales of Cytogen's products, such as third-party payor reimbursement issues; the risk associated with Cytogen's dependence on its partners for development of certain projects, as well as other factors expressed from time to time in Cytogen's periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with Cytogen's periodic filings with the SEC.  All information in this press release, including the forward-looking statements contained herein, are made only as of the date of this press release.

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(Financial schedules to follow)

Cytogen Corporation and Subsidiaries
(All amounts in thousands except per share data)
(Unaudited)

Condensed Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	6/30/07	6/30/06	6/30/07	6/30/06

Revenues:
Product revenue	$5,152	$4,168	$9,958	$8,608
Contract revenue	2	4	4	6
Total revenues	5,154	4,172	9,962	8,614

Operating expenses:
Cost of product revenue	3,157	2,552	6,059	4,914
General and administrative	2,394	2,892	4,804	5,255
Selling and marketing	9,656	4,102	17,787	7,976
Research and development	1,624	1,505	3,228	4,541
Equity in (income) loss of joint venture	--	(13)	--	120
Total operating expenses	16,831	11,038	31,878	22,806

Interest income, net	261	386	627	677
Litigation settlement, net	--	--	3,946	--
Gain on sale of equity interest in joint venture	--	12,873	--	12,873
Decrease in value of warrant liabilities *	1,020	813	2,115	182
Net income (loss)	$(10,396)	$7,206	$(15,228)	$(460)

Basic and diluted net income (loss) per share	$(0.35)	$0.32	$(0.51)	$(0.02)

Weighted average common shares outstanding	29,644	22,474	29,625	22,474

 * Reflects a mark-to-market change in the value of outstanding warrants issued in 2006 and 2005.

Cytogen Corporation and Subsidiaries
(All amounts in thousands)
(Unaudited)

Condensed Consolidated Balance Sheets

	6/30/07	12/31/06

Assets:
Cash and cash equivalents	$16,095	$32,507
Accounts receivable, net	2,145	2,113
Inventories	5,393	2,538
Property and equipment, net	1,051	691
Product license fees, net	10,994	11,612
Other assets	3,434	4,892
Total assets	$39,112	$54,353

Liabilities and stockholders’ equity:
Accounts payable and accrued liabilities	$11,240	$10,104
Other current liabilities	86	64
Warrant liabilities	4,349	6,464
Other long-term liabilities	84	59
Stockholders’ equity	23,353	37,662
Total liabilities and stockholders’ equity	$39,112	$54,353